Exhibit 23.3

Consent of Seyfarth Shaw LLP

We consent to the identification of our firm as legal counsel to Marlborough Software Development Holdings Inc. in the section of the Registration Statement on Form S-1 entitled “Legal Matters.” In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended.

/s/ Seyfarth Shaw LLP

Boston, MA

November 10, 2011